Oritani Savings Bank

TO:               Oritani Savings Bank Employees

FROM:             Kevin J. Lynch

RE:               Bank Merger

DATE:             November 14, 2007

--------------------------------------------------------------------------------

Today, we are announcing that Oritani Financial Corporation (Oritani) has agreed to merge with Greater Community Bancorp (GCB). We believe this combination of GCB and Oritani is for the betterment of both organizations. By combining forces, we will double our size and become an organization that can offer improved services to customers and greater opportunities to employees. We are sure that you have many questions concerning this transaction. We have anticipated some below. You will be hearing much more today, and in the weeks and months to follow, from your supervisor and from me. Right now, we want to assure everyone that we believe this merger is in the best interests of our customers and shareholders and also for the majority of employees at Oritani and GCB.

Q. When will the merger of Oritani and GCB occur?

A. We expect Oritani's acquisition of GCB to close around May or June 2008. That means we have several months to transition the two companies together into a new, successful, larger financial institution which can offer improved and competitive services to customers.

Q. What is Greater Community Bank?

A. Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. Greater Community operates 15 full-service branches in the northern New Jersey counties of Bergen, Passaic, and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through it subsidiary Highland Capital Corp., provides equipment leasing and financing. The Company also offers traditional insurance products through its Greater Community Insurance Services LLC subsidiary, income tax preparation services through its Greater Community Tax Services LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value). Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank, or any bank affiliate.

Q. Will there be any layoffs?

A. Many areas of the bank will experience no staffing changes. There may be some changes, but those changes will primarily be to support an organization that will be double our current size.

         Certain jobs will be reviewed carefully to determine which ones are necessary in the newly merged company. Although we don't want to lose anyone, if there are layoffs, we will make sure that those people have plenty of notice and are provided with severance pay to help them on their way to new employment. In those particular situations, we will communicate with the affected employees as soon as possible.

Page 2 of 2
November 14, 2007

Q. Who will run the company?

A. Kevin J. Lynch, Chairman and CEO of Oritani will continue in that role after GCB has merged with Oritani. Right now, though, GCB business will continue with Anthony M. Bruno, Jr. leading GCB with the same GCB senior management team. Several of these individuals will continue in their roles after the two companies are combined. We will keep you apprised as key management decisions are made.

Q. What should we expect to happen immediately?

A. Business will continue as normal, but at the same time, we will form an integration team made up of people from both Oritani and GCB. This team will be looking at how we can effectively integrate the best from both Oritani and GCB to make a dynamic new organization. You can expect to receive regular communications from the integration team as to their progress. This is an exciting time with plenty of opportunity ahead.

Additional Information and Where to Find It

Oritani Financial Corp., parent company of Oritani Savings Bank, and Greater Community Bancorp, parent company of Greater Community Bank, will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed Merger with the Securities and Exchange Commission (the SEC). SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Oritani Financial Corp. and Greater Community Bancorp, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by Oritani Financial Corp. also can be obtained, when available and without charge, by directing a request to Oritani Financial Corp., Attention: Kevin J. Lynch, 370 Pascack Road, Township of Washington, New Jersey 07676, (201) 664-5400, or to Greater Community Bancorp, Attention: Anthony M. Bruno, Jr., 55 Union Boulevard, Totowa, New Jersey 07512, (973) 942-1111.

Participants in Solicitation

Greater Community Bancorp, Oritani Financial Corp. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Greater Community Bancorp and Oritani Financial Corp. in connection with the Merger. Information about the directors and executive officers of Greater Community Bancorp and their ownership of Greater Community Bancorp common stock is set forth in Greater Community Bancorp's most recent proxy statement as filed with the SEC on
Schedule 14, which is available at the SEC's Internet site (http://www.sec.gov) and upon request from Greater Community Bancorp at the address in the preceding paragraph. Information about the directors and executive officers of Oritani Financial Corp. is set forth in Oritani Financial Corp.'s most recent proxy statement filed with the SEC on Schedule 14A, which is available at the SEC's Internet site and upon request from Oritani Financial Corp. at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed Merger when it becomes available.